EXHIBIT 23.1


INDEPENDENT AUDIT'S CONSENT

We consent to the use in this Registration Statement of Logimetrics, Inc. on For, SB-2 of our report dated January 5, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's losses from operations, its deficiency in working capital and the stockholders' capital deficiency which raise substantial doubt about its ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statements.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Jericho, New York
April 27, 1998